Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2009 THIRD QUARTER AND FIRST NINE MONTHS RESULTS
GREEN BAY, WI (August 14, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO), the largest contract converter of branded wet and dry wipes in North America and a leader in specialty printing services and business imaging products, today announced that fiscal year 2009 third quarter sales were $22,026,000, down 28% over fiscal year 2008 third quarter sales. For the first nine months of 2009, sales were $64,667,000, compared to $85,096,000 for the first nine months of 2008, a decrease of 24%.

Net loss per diluted share for the 2009 third quarter was $14,000 or $0.00 per share compared to $0.07 net income per diluted share for the third quarter of 2008. For the first nine months of 2009, net loss per diluted share was $0.15 per share compared to $0.12 net income per share for the first nine months of 2008.

In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “The third quarter continued to be a difficult consumer environment for our customers and we expect continuing difficulty in the fourth quarter. Third quarter new business along with cost reductions and productivity improvements were not enough to offset the drop in demand.”

“We are pursuing many opportunities to grow revenues. For example, we expect our new canister line to become operational late in the fourth fiscal quarter,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2009 results in comparison to fiscal 2008 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to renew its production agreements with these customers, the effects of the economy in general, including the recent economic decline, an inability to increase sales, reductions in consumer demand, the Company’s inability to benefit from any general improvements, material increases in the cost of raw materials, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, including its new canister line, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to return to profitability and then to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.
Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2009	2008
ASSETS

Cash	$5	$68
Accounts Receivable — Net	10,847	11,771
Inventories — Net	11,759	14,940
Other Current Assets	747	1,111

Total Current Assets	23,358	27,890

Property, Plant and Equipment — Net	17,894	18,037
Goodwill — Net	7,212	7,212
Other Assets	127	122

Total	$48,591	$53,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes Payable — Current	$1,042	$—
Accounts Payable	7,362	8,320
Accrued Liabilities	639	563
Other Current Liabilities	40	700

Total Current Liabilities	9,083	9,583

Long-Term Debt	—	3,000
Deferred Income Taxes	2,887	2,896

Common Stock and Paid-in Capital	25,445	25,421
Retained Earnings	13,322	13,981
Treasury Stock	(2,146)	(1,620)

Total Stockholders’ Equity	36,621	37,782

Total	$48,591	$53,261

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Sales	$22,026	$30,674	$64,667	$85,096

Cost of Sales	20,777	28,754	61,866	80,134

Gross Profit	1,249	1,920	2,801	4,962

SG&A Expense	1,249	1,326	3,845	3,837
Gain on Asset Sales	—	—	(38)	—

Operating (Loss) Income	(0)	594	(1,006)	1,125

Interest Expense (Income)	23	50	92	218
Interest Income and Other (Income) Expense	—	—	(13)	(18)

(Loss) Income Before Income Tax	(23)	544	(1,085)	925

Income Tax (Benefit) Expense	(9)	213	(425)	363

Net (Loss) Income	$(14)	$331	$(660)	$562

Net (Loss) Income Per Share:
Basic	$0.00	$0.07	$(0.15)	$0.12
Diluted	$0.00	$0.07	$(0.15)	$0.12

Weighted Average Common Shares Outstanding:
Basic	4,314,587	4,479,743	4,356,547	4,513,831
Diluted	4,314,587	4,488,560	4,356,547	4,525,631